UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 2, 2025
Commission file number 001-39482
GeneDx Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	85-1966622
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 Ludlow Street, North Tower; 6th Floor Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code: (888) 729-1206
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	WGS	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock, each at an exercise price of $379.50 per share	WGSWW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 2, 2025, GeneDx Holdings Corp. (the “Company”) announced the appointment of Bryan Dechairo, Ph.D., age 52, in the newly created role of Chief Operating Officer, effective immediately. As Chief Operating Officer, Dr. Dechairo will oversee Product & Technology, Operations, Medical Affairs, Innovation and the Program Management teams at the Company. In addition, Dr. Dechairo will report to Katherine Stueland, Chief Executive Officer and President of the Company, and will serve on the Company’s executive leadership team.
Prior to joining the Company, Dr. Dechairo served as President and Chief Executive Officer of Sherlock Biosciences, Inc., from July 2021 to December 2024. Dr. Dechairo also held executive leadership roles at prominent diagnostic and pharmaceutical companies, including at Myriad Genetics, Inc., where he was executive vice president of clinical development, and at Assurex Health, Inc., where he was chief medical officer, chief scientific officer and senior vice president of research and development. Dr. Dechairo holds a Ph.D. in Human Genetics from the University College of London and a B.A. in Integrative Biology from the University of California Berkeley.
In connection with the appointment, GeneDx, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and Dr. Dechairo entered into an employment agreement providing for (i) a total annual base salary of $450,000, (ii) a target annual bonus of 50% of Dr. Dechairo’s total annual base salary, (iii) a one-time sign-on bonus of $75,000 payable in a single lump-sum within 30 days after July 2, 2025, subject to Dr. Dechairo’s continued employment through July 2, 2025, (iv) a one-time sign-on bonus of $75,000 payable in a single-lump sum within 30 days after July 2, 2026, subject to Dr. Dechairo’s continued employment through July 2, 2026 and (v) a grant of restricted stock units with an aggregate grant-date value of $2,700,000, which will vest in equal annual installments over a four-year period, subject to Dr Dechair’s continued service with the Company on each applicable vesting date. The employment agreement provides for an initial term of three years and automatically renews for successive one-year terms unless earlier terminated.
Pursuant to his employment agreement, if Dr. Dechairo is terminated without “cause” or resigns for “good reason” (as such terms are defined in his employment agreement) or the Company fails to renew the term other than in connection with a change in control, he will be entitled to receive 9 months of base salary continuation and 12 months of continued coverage under the Company’s group health benefit plans, subject to his execution of a release of claims. If instead such termination occurs within the 12-month period following a change in control, he will be entitled to receive 12 months of base salary continuation, a lump sum payment equal to one times his target annual bonus, 12 months of continued coverage under the Company’s group health benefit plans, and accelerated vesting of his outstanding equity-based compensation awards, subject to his execution of a release of claims.
The foregoing description of Dr. Dechairo’s employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such employment agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.
Dr. Dechairo will also enter into the Company’s standard indemnification agreement, a form of which was previously filed with the Securities and Exchange Commission as Exhibit 10.4 to the Company’s Form 8-K (File No. 001-39482) on July 28, 2021.
Dr. Dechairo has no family relationships that require disclosure pursuant to Item 401(d) of Regulation S-K and has not been involved in any transactions that require disclosure pursuant to Item 404(a) of Regulation S-K. There is no arrangement or understanding between Dr. Dechairo and any other person pursuant to which Dr. Dechairo was named Chief Operating Officer of the Company.
Item 7.01 Regulation FD Disclosure
On January 2, 2025, the Company issued a press release announcing Dr. Dechairo’s appointment as Chief Operating Officer, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01. The information in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No	Description
10.1	Employment Agreement by and between Dr. Bryan Dechairo and GeneDx, LLC, dated as of October 10, 2024.
99.1	Press Release, dated January 2, 2025, regarding the registrant's appointment of its new Chief Operating Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEDX HOLDINGS CORP.

Date:	January 2, 2025	By:	/s/ Katherine Stueland
		Name:	Katherine Stueland
		Title:	Chief Executive Officer